Exhibit 3.1

Execution Version

OUTSET MEDICAL, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Outset Medical, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), at a meeting on January 2, 2025, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.001 per share, which is designated as “Series A Non-Voting Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS: the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) provides for a class of its authorized stock known as Preferred Stock, consisting of 5,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 863,340 shares of “Series A Non-Voting Convertible Preferred Stock” pursuant to the terms of the Securities Purchase Agreement, dated as of January 3, 2025, by and among the Corporation and the initial Holders (as defined below) (the “Securities Purchase Agreement”), and (iii) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

TERMS OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Person.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6.5.4.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security immediately prior to 4:00 p.m., New York City time, on the principal Trading Market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Price” means, for each share of Series A Non-Voting Convertible Preferred Stock, $0.80, subject to adjustment as provided herein.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Non-Voting Convertible Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” means (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person, (ii) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property. Notwithstanding the foregoing, a Fundamental Transaction will not include any (x) such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation or (y) bona fide equity financing of the Corporation.

“Holder” means a holder of shares of Series A Non-Voting Convertible Preferred Stock.

“Liquidation” means (i) at any time, any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and (ii) at any time prior to receipt of Stockholder Approval (as defined below), any Fundamental Transaction.

“Original Per Share Price” means $200.00.

“Person” means an individual or entity including but not limited to any corporation, limited liability company, association, partnership, organization, business, individual, governmental or political subdivision thereof or a government agency.

“SEC” means the United States Securities and Exchange Commission.

“Six Month Date” means the date that is six months following the date of the first issuance of the Series A Non-Voting Convertible Preferred Stock.

“Trading Day” means (i) a day on which the Nasdaq Global Select Market is open for business, or (ii) if the Common Stock is not then listed or quoted for trading on the Nasdaq Global Select Market but is listed or quoted on another Trading Market, a day on which the principal Trading Market on which the Common Stock is listed or quoted is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

2. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series A Non-Voting Convertible Preferred Stock (the “Series A Non-Voting Convertible Preferred Stock”) and the number of shares so designated shall be 863,340. Each share of Series A Non-Voting Convertible Preferred Stock shall have a par value of $0.001 per share.

3. Dividends.

3.1. From the Six Month Date until receipt of the Stockholder Approval, dividends will accrue, on all issued and outstanding shares of Series A Non-Voting Convertible Preferred Stock, prior to and in preference to all other shares of capital stock of the Corporation, at an annual rate of eight percent (8%) compounded annually on the Original Per Share Price (plus any such accreted compounded amounts); provided that such annual dividend rate shall increase by two percent (2%) on each one year anniversary of the Six Month Date if the Stockholder Approval is not obtained by such time (collectively, the “Accruing Dividends”). Such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends, other than as expressly provided in Sections 5 and 6.

3.2. In addition to their rights under Section 3.1 above, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series A Non-Voting Convertible Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation (as defined below)) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A Non-Voting Convertible Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

4. Voting Rights.

4.1. Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Non-Voting Convertible Preferred Stock shall have no voting rights. However, as long as any shares of Series A Non-Voting Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 60% of the then outstanding shares of the Series A Non-Voting Convertible Preferred Stock: (i) alter or change adversely the powers, preferences or rights of the Series A Non-Voting Convertible Preferred Stock in a manner disproportionate to the other capital stock of the Corporation or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the powers, preferences or rights of, or restrictions provided for the benefit of the Series A Non-Voting Convertible Preferred Stock in a manner disproportionate to the other capital stock of the Corporation, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise (it being understood that the creation and issuance of a new series of Preferred Stock having rights pari passu with or senior to the Series A Non-Voting Convertible Preferred Stock shall not be deemed to adversely affect the powers, preferences or rights of the Series A Non-Voting Convertible Preferred Stock), (ii) increase or decrease (other than by conversion) the number of authorized shares of Series A Non-Voting Convertible Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series A Non-Voting Convertible Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock, except that such holders may not vote such shares upon the proposal for Stockholder Approval in accordance with Rule 5635 of the listing rules of The Nasdaq Stock Market LLC.

4.2. Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing at least 60% of the then outstanding shares of Series A Non-Voting Convertible Preferred Stock.

5. Rank; Liquidation.

5.1. The Series A Non-Voting Convertible Preferred Stock shall rank on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily; provided, however, that from the Six Month Date until receipt of the Stockholder Approval, the Series A Non-Voting Convertible Preferred Stock shall rank senior to the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

5.2. Prior to the Six Month Date or at any time following Stockholder Approval, upon any Liquidation, each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series A Non-Voting Convertible Preferred Stock were fully converted (disregarding for such purpose any Beneficial Ownership Limitations) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock, plus an additional amount equal to any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared on but unpaid to such shares. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series A Non-Voting Convertible Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and the holders of Common Stock in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full.

5.3. From the Six Month Date until Stockholder Approval is obtained, upon any Liquidation, each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the greater of (i) the Original Per Share Price for each share of Series A Non-Voting Convertible Preferred Stock held by such Holder plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared on but unpaid to such shares, and (ii) the amount such Holder would receive if the shares of Series A Non-Voting Convertible Preferred Stock held by such Holder and any Accruing Dividends accrued but unpaid thereon, whether or not declared, were converted to Common Stock. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series A Non-Voting Convertible Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders in accordance with the respective amounts that would be payable on the Series A Non-Voting Convertible Preferred Stock if all amounts payable thereon were paid in full.

6. Conversion.

6.1. Automatic Conversion on Stockholder Approval. Effective as of 5:00 p.m. Eastern time on the third Business Day after the date that the Corporation’s stockholders approve the conversion of the Series A Non-Voting Convertible Preferred Stock into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market, as set forth in Section 5.11 of the Securities Purchase Agreement (the “Stockholder Approval”), (i) each share of Series A Non-Voting Convertible Preferred Stock then outstanding shall automatically convert into a number of shares of Common Stock equal to (i) the Original Per Share Price plus any Accruing Dividends accrued but unpaid thereon, whether or not declared divided by (ii) the Conversion Price, subject to the Beneficial Ownership Limitation (the “Automatic Conversion”). The Corporation shall inform each Holder of the occurrence of the Stockholder Approval within one Business Day of such Stockholder Approval. In determining the application of the Beneficial Ownership Limitations solely with respect to the Automatic Conversion, the Corporation shall calculate beneficial ownership for each Holder assuming beneficial ownership by such Holder of: (x) the number of shares of Common Stock issuable to such Holder in such Automatic Conversion, plus (y) any additional shares of Common Stock for which a Holder has provided the Corporation with prior written notice of beneficial ownership within 30 days prior to the date of Stockholder Approval (a “Beneficial Ownership Statement”) and assuming the conversion of all shares of Series A Non-Voting Convertible Preferred Stock held by all other Holders less the aggregate number of shares of Series A Non-Voting Convertible Preferred Stock held by all other Holders that will not convert into shares of Common Stock on account of the application of any Beneficial Ownership Limitations applicable to any such other Holders. If a Holder fails to provide the Corporation with a Beneficial Ownership Statement within 10 days prior to the date of Stockholder Approval, then the Corporation shall presume the Holder’s beneficial ownership of Common Stock (excluding the Conversion Shares) to be zero. The shares of Series A Non-Voting Convertible Preferred Stock that are converted in the Automatic Conversion are referred to as the “Converted Stock”. The Conversion Shares shall be issued as follows:

6.1.1. Converted Stock that is registered in book entry form shall be automatically cancelled upon the Automatic Conversion and converted into the corresponding Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders and shall be delivered to the Holders within one Business Day of the effectiveness of the Automatic Conversion.

6.1.2. Converted Stock that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares on the date of Automatic Conversion and the Holder’s rights as a holder of such shares of Converted Stock shall cease and terminate on such date, excepting only the right to receive the Conversion Shares upon the Holder tendering to the Corporation (or its designated agent) the stock certificate(s) (duly endorsed) representing such certificated Converted Stock.

6.1.3. Notwithstanding the cancellation of the Converted Stock upon the Automatic Conversion, Holders of Converted Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.

6.2. Conversion at Option of Holder. Subject to Section 6.1, Section 6.4 and Section 6.5.3, (i) each share of Series A Non-Voting Convertible Preferred Stock then outstanding shall be convertible, at any time and from time to time following 5:00 p.m. Eastern time on the third Business Day after the date that the Stockholder Approval is obtained by the Corporation, at the option of the Holder thereof, into a number of shares of Common Stock equal to (i) the Original Per Share Price plus any Accruing Dividends accrued but unpaid thereon, whether or not declared divided by (ii) the Conversion Price, subject to the Beneficial Ownership Limitation (each, an “Optional Conversion”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Series A Non-Voting Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such shares of Series A Non-Voting Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

6.3. [Reserved].

6.4. Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of any share of Series A Non-Voting Convertible Preferred Stock, including pursuant to Section 6.1, and a Holder shall not have the right to convert any portion of the Series A Non-Voting Convertible Preferred Stock pursuant to Section 6.2, to the extent that, after giving effect to such attempted conversion, such Holder (or any of such Holder’s Affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the SEC, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Non-Voting Convertible Preferred Stock subject to the Optional Conversion or the Automatic Conversion, as applicable, with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Non-Voting Convertible Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the SEC, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the SEC. For purposes of this Section 6.4, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the SEC, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the SEC, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within two (2) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Non-Voting Convertible Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at the discretion of each Holder to a percentage designated by such Holder on its signature page to the Securities Purchase Agreement of the number of shares of the Common Stock outstanding or deemed to be outstanding as of the applicable measurement date, and such percentage shall be set at 19.9% for any Holder that does not make such designation in the Securities Purchase Agreement. The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, (i) the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, which increase will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, and (ii) the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage provided that such decrease shall not become effective until the latest of (x) 8:00 a.m. Eastern time on the fourth Business Day after the date of the Stockholder Approval, (y) if Stockholder Approval is not obtained within six months after the initial issuance of the Series A Non-Voting Convertible Preferred Stock, the date that is three Business Days after the date that is six months after the initial issuance of the Series A Non-Voting Convertible Preferred Stock, and (z) the third (3rd) day after such written notice is delivered to the Corporation. Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.4. Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation. The provisions of this Section 6.4 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the Series A Non-Voting Convertible Preferred Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose, including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

6.5. Mechanics of Conversion.

6.5.1. Delivery of Certificate or Electronic Issuance. Upon Conversion not later than two Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Non-Voting Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Non-Voting Convertible Preferred Stock, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series A Non-Voting Convertible Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Non-Voting Convertible Preferred Stock unsuccessfully tendered for conversion to the Corporation.

6.5.2. Obligation Absolute. Subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Non-Voting Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, in the event a Holder shall elect to convert any or all of its Series A Non-Voting Convertible Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Non-Voting Convertible Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series A Non-Voting Convertible Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, issue Conversion Shares upon a properly noticed conversion.

6.5.3. Cash Settlement. If, at any time after Stockholder Approval the Corporation fails to deliver to a Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6.5.1 on or prior to the third Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by (i) materially incorrect or incomplete information provided by Holder to the Corporation or (ii) the application of the Beneficial Ownership Limitation), then, unless the Holder has rescinded the applicable Notice of Conversion pursuant to Section 6.5.1, the Corporation shall, at the request of the Holder, pay an amount equal to the Fair Value of such undelivered shares, with such payment to be made within two (2) Business Days from the date of request by the Holder, whereupon the Corporation’s obligations to deliver such shares underlying the Notice of Conversion shall be extinguished upon payment in full of the Fair Value of such undelivered shares. For purposes of Section 6, the “Fair Value” of shares shall be fixed with reference to the last reported Closing Sale Price on the principal Trading Market on which the Common Stock is listed as of the Trading Day immediately prior to the date on which the Notice of Conversion is delivered to the Corporation. For the avoidance of doubt, the cash settlement provisions set forth in this Section 6.5.3 shall be available irrespective of the reason for the Corporation’s failure to timely deliver Conversion Shares (other than a failure caused by (i) materially incorrect or incomplete information provided by Holder to the Corporation, (ii) the application of the Beneficial Ownership Limitation, or (iii) the lack of obtaining Stockholder Approval), including due to limitations set forth in Section 6.5.6 or due to applicable Trading Market rules.

6.5.4. Buy-In on Failure to Timely Deliver Certificates. If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6.5.1 (other than a failure caused by materially incorrect or incomplete information provided by Holder to the Corporation or the application of the Beneficial Ownership Limitation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) or (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Non-Voting Convertible Preferred Stock equal to the number of shares of Series A Non-Voting Convertible Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.5.1. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Non-Voting Convertible Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Non-Voting Convertible Preferred Stock as required pursuant to the terms hereof or the cash settlement remedy set forth in Section 6.5.3; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series A Non-Voting Convertible Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.5.1.

6.5.5. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Non-Voting Convertible Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Non-Voting Convertible Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Non-Voting Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

6.5.6. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Non-Voting Convertible Preferred Stock, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Common Stock that a Holder of Series A Non-Voting Convertible Preferred Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Common Stock issuable to such Holder and any remaining fractional shares shall be rounded up to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Non-Voting Convertible Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

6.5.7. Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Non-Voting Convertible Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Non-Voting Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

6.6. Status as Stockholder. Upon each Conversion Date, (i) the shares of Series A Non-Voting Convertible Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series A Non-Voting Convertible Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Non-Voting Convertible Preferred Stock. In no event shall the Series A Non-Voting Convertible Preferred Stock convert into shares of Common Stock prior to the Stockholder Approval.

7. Certain Adjustments.

7.1. Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Non-Voting Convertible Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Non-Voting Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

7.2. Fundamental Transaction. If, at any time following receipt of the Stockholder Approval while any shares of Series A Non-Voting Convertible Preferred Stock are outstanding, a Fundamental Transaction shall be effected, then, upon any subsequent conversion of this Series A Non-Voting Convertible Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Price in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Non-Voting Convertible Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and insuring that this Series A Non-Voting Convertible Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

7.3. Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

8. Redemption. The shares of Series A Non-Voting Convertible Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law, nor shall the foregoing limit the Holder’s rights under Section 6.5.3.

9. Transfer. A Holder may transfer any shares of Series A Non-Voting Convertible Preferred Stock together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series A Non-Voting Convertible Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9. The transferee of any shares of Series A Non-Voting Convertible Preferred Stock shall be subject to the Beneficial Ownership Limitation applicable to the transferor as of the time of such transfer.

10. Series A Non-Voting Convertible Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series A Non-Voting Convertible Preferred Stock, in which the Corporation shall record (i) the name, address, and electronic mail address of each holder in whose name the shares of Series A Non-Voting Convertible Preferred Stock have been issued and (ii) the name, address, and electronic mail address of each transferee of any shares of Series A Non-Voting Convertible Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series A Non-Voting Convertible Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series A Non-Voting Convertible Preferred Stock or his, her or its legal representatives.

11. Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series A Non-Voting Convertible Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

12. Book-Entry; Certificates. The Series A Non-Voting Convertible Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series A Non-Voting Convertible Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series A Non-Voting Convertible Preferred Stock. To the extent that any shares of Series A Non-Voting Convertible Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

13. Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Non-Voting Convertible Preferred Stock granted hereunder may be waived as to all shares of Series A Non-Voting Convertible Preferred Stock (and the Holders thereof) upon the written consent of the Holders of at least 60% of the then outstanding shares of Series A Non-Voting Convertible Preferred Stock, provided, however, that the Beneficial Ownership Limitation applicable to a Holder, and any provisions contained herein that are related to such Beneficial Ownership Limitation, cannot be modified, waived or terminated without the consent of such Holder, and provided further, that any proposed waiver that would, by its terms, have a disproportionate and materially adverse effect on any Holder shall require the consent of such Holder(s).

14. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

15. Status of Converted Series A Non-Voting Convertible Preferred Stock. If any shares of Series A Non-Voting Convertible Preferred Stock shall be converted or redeemed by the Corporation, such shares shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series A Non-Voting Convertible Preferred Stock. Any share of Series A Non-Voting Convertible Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Non-Voting Convertible Preferred Stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Outset Medical, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock to be duly executed by its Chief Financial Officer on the 7th of January, 2025.

OUTSET MEDICAL, INC.

By:	/s/ Nabeel Ahmed
Name:	Nabeel Ahmed
Title:	Chief Financial Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Non-Voting Convertible Preferred Stock indicated below, represented in book-entry form, into shares of common stock, par value $0.001 per share (the “Common Stock”), of Outset Medical, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on January 7, 2025.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series A Non-Voting Convertible Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Non-Voting Convertible Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6.4 of the Certificate of Designation, is    . For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the SEC.

CONVERSION CALCULATIONS:

Date to Effect Conversion:

Number of shares of Series A Non-Voting Convertible Preferred Stock owned prior to Conversion:

Number of shares of Series A Non-Voting Convertible Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

For DWAC Delivery, please provide the following:

Broker No.:

Account No.:

[HOLDER]

By:
Name:
Title